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FOR IMMEDIATE RELEASE	Media Contact:
April 28, 2003	Don Olsen (703) 741-5885
Finance Contact: Kimo Esplin (801) 584-5700

HUNTSMAN RELEASES FIRST QUARTER RESULTS

STRONG PERFORMANCE DESPITE VOLATILE ENERGY COSTS

        Houston, TX—The combined Huntsman companies today reported first quarter 2003 EBITDA of $106.6 million, compared to $134.7 million for the same period one year ago.

        Huntsman International Holdings LLC ("Huntsman International") had first quarter EBITDA of $74.7 million, compared to $83.9 million in the first quarter of 2002. Huntsman LLC (formerly Huntsman Corporation) posted first quarter EBITDA of $31.9 million compared to $50.8 million for the same period one year ago.

        Included in the first quarter 2003 results of Huntsman International are charges of $29.5 million, consisting of $17.1 million in restructuring costs for the Polyurethanes business segment, $9.6 million in losses on the sale of accounts receivable and a $2.8 million asset write down.

        Note: Details of first quarter results for the Huntsman companies and their business segments are attached.

        Peter R. Huntsman, President and CEO, stated, "We are very pleased with our overall financial performance, especially given the extremely volatile energy costs we faced in the first quarter. We saw natural gas prices spike to all-time highs in February, and sustained gas prices far higher than historical averages. Nevertheless, we were able to institute price increases for most of our products to help offset the significantly increased costs. We also established price increases for some of our products, independent of energy costs."

        "Though energy costs remain high, they appear to have stabilized, and the price increases we put in place are holding firm. Our management team is one of the finest in the industry, and we remain positive about the future."

        The combined Huntsman companies constitute the world's largest privately held chemical company. The operating companies manufacture basic products for a variety of global industries including chemicals, plastics, automotive, footwear, paints and coatings, construction, high-tech, agriculture, health care, textiles, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging, and later, rapid and integrated growth in petrochemicals, Huntsman-held companies today have annual revenues of over $7 billion, more than 13,000 employees and facilities in 44 countries.

Huntsman Companies Combined EBITDA(1)

In Millions (Unaudited)	Three Months Ended Mar 31, 2003	Three Months Ended Mar 31, 2002	Three Months Ended Dec 31, 2002
Huntsman Intl Holdings LLC	$74.7	$83.9	$116.8
Huntsman LLC (2)	31.9	50.8	25.5

Combined EBITDA(3)	$106.6	$134.7	$142.3

(1)
EBITDA is defined as earnings from continuing operations before interest, depreciation and amortization, taxes and equity in earnings (loss) of unconsolidated affiliates.

(2)
Represents consolidated results and, therefore, includes results of consolidated unrestricted subsidiaries.

(3)
Included in EBITDA are the following items of income (expense):

	Three Months Ended Mar 31, 2003	Three Months Ended Mar 31, 2002	Three Months Ended Dec 31, 2002
Foreign exchange—unallocated	$(2.9)	$(4.3)	$18.8
Loss on sale of accounts receivable	(9.6)	(3.6)	(1.2)
Asset write-down	(2.8)	—	—
Restructuring and reorganization	(17.1)	(3.0)	(12.0)

Huntsman International Holdings LLC
Operating Segments

In Millions (Unaudited)	Three Months Ended Mar 31, 2003	Three Months Ended Mar 31, 2002	Three Months Ended Dec 31, 2002
Operating Segment Sales
Polyurethanes	$554.9	$463.7	$509.0
Performance Products	161.1	136.4	147.5
Pigments	246.1	202.2	211.1
Base Chemicals	372.2	213.6	306.2
Eliminations	(36.6)	(18.0)	(23.8)

Total	$1,297.7	$997.9	$1,150.0

Operating Income
Polyurethanes	$4.3	$54.5	$39.0
Performance Products	(0.6)	4.7	1.3
Pigments	13.1	(0.1)	1.6
Base Chemicals	14.5	(16.2)	(3.8)
Unallocated and other	(13.8)	(18.4)	15.8

Total	17.5	24.5	53.9
Non-operating expense (1)	(11.8)	(3.2)	2.7
Depreciation and amortization	69.0	62.6	60.2

EBITDA (2)(3)	$74.7	$83.9	$116.8

Segment EBITDA
Polyurethanes	$40.2	$87.2	$72.4
Performance Products	2.3	6.9	4.6
Pigments	28.9	10.9	23.1
Base Chemicals	26.5	(7.5)	8.3
Unallocated and other (1)	(23.2)	(13.6)	8.4

Total(2)(3)	$74.7	$83.9	$116.8

(1)
Non-operating expense is included in unallocated and other segment EBITDA.

(2)
EBITDA is defined as earnings from continuing operations before interest, depreciation and amortization, taxes and equity in earnings (loss) of unconsolidated affiliates.

(3)
Included in EBITDA are the following items of income (expense):

	Three Months Ended Mar 31, 2003	Three Months Ended Mar 31, 2002	Three Months Ended Dec 31, 2002
Foreign exchange—unallocated	$(2.9)	$(4.3)	$18.8
Loss on sale of accounts receivable	(9.6)	(3.6)	(1.2)
Asset write-down	(2.8)	—	—
Restructuring and reorganization	(17.1)	—	(6.6)

Huntsman International Holdings LLC
Three Months Ended March 31, 2003
Compared to Three Months Ended March 31, 2002

        For the three months ended March 31, 2003, Huntsman International had operating income of $17.5 million on revenues of $1,297.7 million, compared to operating income of $24.5 million on revenues of $997.9 million for the same period in 2002. This represents a decrease of $7.0 million in operating income and an increase of $299.8 million in revenues. EBITDA decreased by $9.2 million to $74.7 million for the first quarter of 2003 compared to $83.9 million for the first quarter of 2002.

        Revenues increased in all segments due to higher average selling prices and increased sales volumes on most products. Average selling prices increased primarily due to the effects of increased underlying raw material prices but also benefited from market growth in the Polyurethanes and Pigments segments. Revenues also benefited from the strengthening of the Euro and GBP Sterling versus the U.S. dollar. The Euro and GBP Sterling were approximately 18% and 11% stronger, respectively, in the first quarter 2003 as compared to the same period in 2002.

        Operating income decreased by $7.0 million. Excluding a $17.1 million restructuring charge taken in the first quarter 2003 in our Polyurethanes segment, total operating income increased by $10.1 million as compared to the same period in the prior year. Higher average selling prices, sales volumes and margins in the Pigments, Performance Products and Base Chemicals segments were partially offset by lower margins in the Polyurethanes segment primarily resulting from higher feedstock prices. Manufacturing and SG&A costs increased mainly due to higher pension and insurance costs and movements in certain foreign currency exchange rates.

        For the three months ended March 31, 2003, expenses from non-operating items increased by $8.6 million to $11.8 million from $3.2 million in the same period of 2002. Loss on the sale of accounts receivable increased by $6.0 million to $9.6 million from $3.6 million in the first quarter of 2002. The increase was mainly attributable to $7.1 million in losses on foreign currency exchange contracts associated with our accounts receivable securitization program. A $2.8 million non-operating asset write down was also incurred in the first quarter of 2003.

Segment Discussion

        Huntsman International uses EBITDA to measure the financial performance of its global business units and for reporting the results of its operating segments. This measure includes all operating items relating to the businesses. It excludes items that principally apply to the company as a whole. Huntsman International believes EBITDA is useful in helping investors assess the results of its business operations.

Polyurethanes

        For the three months ended March 31, 2003, Polyurethanes segment EBITDA decreased by $47.0 million from $87.2 million for the first quarter 2002 to $40.2 million. This decrease resulted mainly from higher feedstock prices which were only partly offset by increased sales volumes and higher average selling prices. SG&A costs increased as savings from cost reduction efforts were more than offset by increased pension costs and foreign currency movements. In addition, in March 2003, the company announced a further restructuring and a charge of $17.1 million was recorded relating to a portion of an overall corporate cost reduction program that is expected to be implemented and recorded throughout 2003.

Performance Products

        For the three months ended March 31, 2003, Performance Products segment EBITDA decreased by $4.6 million from $6.9 million for the first quarter 2002 to $2.3 million. Revenues were higher in the first quarter 2003 compared to the first quarter 2002, resulting from higher sales volumes and higher average selling prices for ethyleneamines and surface sciences, while margins remained relatively flat period over period. Manufacturing and SG&A costs increased due to foreign currency movements.

Pigments

        For the three months ended March 31, 2003, Pigments segment EBITDA increased by $18.0 million from $10.9 million for the first quarter 2002 to $28.9 million. This increase is mainly due to improved sales volumes and higher average selling prices resulting from a favorable supply-demand balance. Manufacturing and SG&A costs increased due to pension costs, insurance costs and foreign currency movements.

Base Chemicals

        For the three months ended March 31, 2003, Base Chemicals segment EBITDA increased by $34.0 million from a loss of $7.5 million for the first quarter 2002 to $26.5 million. Margins in both the aromatics and olefins markets were stronger for the three months ended March 31, 2003 than in the first quarter of 2002 following a tightening in market supply and demand balances. The cost of a primary feedstock, naphtha, was approximately 68% higher in the first quarter of 2003 than in the same period in 2002. However, the increase in feedstock costs was more than offset by increases in average selling prices. Other operating costs decreased primarily due to the sale of excess precious metals extracted from catalysts.

Unallocated Items

        Segment EBITDA from unallocated and other items includes unallocated corporate overhead, unallocated foreign exchange gains and losses, loss on the sale of accounts receivable, and other non-operating income and expense. For the three months ended March 31, 2003, segment EBITDA from unallocated items decreased by $9.6 million to a loss of $23.2 million from a loss of $13.6 million for the same period in 2002. Loss on sale of accounts receivable increased by $6.0 million to $9.6 million from $3.6 million in the first quarter of 2002. The increase was mainly attributable to $7.1 million in losses on foreign currency exchange contracts associated with our accounts receivable securitization program. A $2.8 million non-operating asset write down was also incurred in the first quarter of 2003.

        Foreign exchange losses were $1.4 million lower in the first quarter of 2003 as compared to the first quarter of 2002. Exchange gains and losses reported under unallocated items are generally offset in part by foreign exchange movements in the operating results of individual segments.

Liquidity and Debt

        As of March 31, 2003, Huntsman International had borrowings of $201 million outstanding under its $400 million revolving credit facility, in addition to approximately $3 million outstanding in letters of credit issued, and it had approximately $25 million of overdraft line available and cash on its balance sheet of approximately $49 million.

        On April 11, 2003, Huntsman International issued $150 million in aggregate principal amount of its 9.875% Senior Notes due 2009. The proceeds of the offering were used to repay indebtedness outstanding under the company's senior secured term loan and revolving credit facilities. On a pro forma basis, after considering repayment on the revolving facility of approximately $26 million received from the offering, liquidity as of March 31, 2003 would be approximately $296 million.

        Huntsman International's capital expenditures were approximately $22 million for the first quarter of 2003 compared with $47 million in the first quarter of 2002. Increased spending for first quarter 2002 was largely due to expenditures in connection with the ICON 2 modernization and expansion of the company's titanium dioxide manufacturing facility at Greatham, UK which was completed in 2002, and the SAP project.

        Debt balances as of March 31, 2003 of Huntsman International were as follows (in millions):

Huntsman International LLC
• Senior secured credit facilities	$1,506
• Senior notes and subordinated notes	1,391
• Other debt	29

Total Huntsman International LLC debt*	2,926
Huntsman International Holdings LLC
• Senior discount notes	715

Total Huntsman International Holdings LLC debt*	$3,641

*
Does not include off balance sheet securitization financing of $280 million.

Note: Huntsman International is 61% owned by the Huntsman group of companies.

Note: See end of news release for details on conference call to discuss Huntsman International Holdings LLC and Huntsman International LLC first quarter results.

Huntsman LLC
Operating Segments

In Millions (Unaudited)	Three Months Ended Mar 31, 2003	Three Months Ended Mar 31, 2002	Three Months Ended Dec 31, 2002
Operating Segment Sales
Performance Products	$278.9	$241.1	$259.2
Polymers	288.8	192.2	235.3
Base Chemicals	335.2	195.5	249.6
Eliminations	(71.0)	(40.6)	(47.6)

Total	$831.9	$588.2	$696.5

Operating Income
Performance Products	$19.2	$19.9	$15.1
Polymers	(0.4)	5.5	6.3
Base Chemicals	(20.3)	(0.2)	(18.5)
Unallocated and other	(7.6)	(11.0)	(15.8)

Total	(9.1)	14.2	(12.9)
Non-operating expense	(0.5)	(0.5)	(0.4)
Depreciation and amortization	41.5	37.1	38.8

EBITDA (1)(2)(3)	$31.9	$50.8	$25.5

Segment EBITDA
Performance Products	$36.5	$36.7	$32.7
Polymers	13.6	16.1	20.2
Base Chemicals	(8.2)	11.1	(6.6)
Unallocated and other	(10.0)	(13.1)	(20.8)

Total (1)(2)(3)	$31.9	$50.8	$25.5

(1)
EBITDA is defined as earnings from continuing operations before interest, depreciation and amortization, taxes and equity in earnings (loss) of unconsolidated affiliates.

(2)
Included within EBITDA are the results of Huntsman LLC's consolidated unrestricted subsidiaries in Australia. The EBITDA of such subsidiaries was $4.3 million and $1.2 million for the three months ended March 31, 2003 and 2002, respectively.

(3)
Included in EBITDA are the following items of income (expense):

	Three Months Ended Mar 31, 2003	Three Months Ended Mar 31, 2002	Three Months Ended Dec 31, 2002
Restructuring and reorganization	$—	$(3.0)	$(5.4)

Huntsman LLC
Three Months Ended March 31, 2003
Compared to Three Months Ended March 31, 2002

        For the three months ended March 31, 2003, Huntsman LLC had an operating loss of $9.1 million on revenues of $831.9 million, compared to operating income of $14.2 million on revenues of $588.2 million for the same period in 2002. This represents a decrease of $23.3 million in operating income and an increase of $243.7 million in revenues. EBITDA decreased by $18.9 million to $31.9 million for the first quarter of 2003 compared to $50.8 million for the first quarter of 2002.

        The increase in revenue was due to higher average selling prices and sales volumes for all segments. Average sales prices increased primarily as a result of rising underlying raw material prices and a shortage of propylene in the market place. The rise in gasoline prices in the United States also resulted in higher sales prices for certain Base Chemicals products that are associated with that market. The increase in Performance Products and Base Chemicals sales volumes was a reflection of increased demand. In addition, total sales volumes for the Performance Products segment were higher in the first quarter 2003 because two of its manufacturing units were off-line for scheduled maintenance in the comparable period of 2002. The Polymers segment sales volumes were up primarily due to the consolidation of our Australian styrenics business which was accounted for under the equity method of accounting for the prior year period. Prior to the fourth quarter 2002, these results were reported under the equity method of accounting.

        The decrease in operating income was primarily due to higher raw material prices and increased employee benefit costs, insurance costs and legal reserves. These increased costs were partially offset by higher average sales prices and sales volumes. Partially offsetting increased overall costs, the company's Performance Products segment generated cost savings through the shutdown of certain manufacturing units at the Port Neches, Texas facility in February 2003. In addition, the Polymers segment included operating income of $3.0 million attributable to our Australian styrenics business which was not consolidated in the first quarter of 2002.

        Non-operating expense for the three months ended March 31, 2003 was $0.5 million and was unchanged from the same period in 2002.

Segment Discussion

        Huntsman LLC uses EBITDA to measure the financial performance of its global business units and for reporting the results of its operating segments. This measure includes all operating items relating to the businesses. It excludes items that principally apply to the company as a whole. Huntsman LLC believes EBITDA is useful in helping investors assess the results of its business operations.

Performance Products

        For the three months ended March 31, 2003, Performance Products segment EBITDA decreased by $0.2 million from $36.7 million for the first quarter 2002 to $36.5 million. The slight decrease was due primarily to higher ethylene-based feedstock costs and increased employee benefit and insurance costs. These increased costs were mostly offset by higher average selling prices, higher sales volumes, and cost savings from the shutdown of certain manufacturing units at the Port Neches, Texas facility in February 2003.

Polymers

        For the three months ended March 31, 2003, Polymers segment EBITDA decreased by $2.5 million from $16.1 million for the first quarter 2002 to $13.6 million. The decrease was primarily due to lower sales volumes as a result of the shutdown of part of our polypropylene product line at our Odessa facility in May 2002 and increased employee benefit costs, insurance costs and legal reserves. These decreases were partially offset by the inclusion of EBITDA of $4.3 million in the results that were attributable to our Australian styrenics business. Prior to the fourth quarter 2002, these results were reported under the equity method of accounting.

Base Chemicals

        For the three months ended March 31, 2003, Base Chemicals segment EBITDA decreased by $19.3 million from a profit of $11.1 million for the first quarter 2002 to a loss of $8.2 million. The decrease was primarily due to increases in raw material and energy prices that outpaced increases in average selling prices. Natural gas prices were higher in the first quarter of 2003 primarily due to the depletion of natural gas inventories. High crude oil prices resulted primarily from the uncertainty regarding the war with Iraq.

Unallocated Items

        Unallocated items primarily include unallocated corporate overhead and reorganization costs. For the three months ended March 31, 2003, segment EBITDA from unallocated items increased by $3.1 million to a loss of $10.0 million from a loss of $13.1 million for the same period in 2002. The decreased loss is primarily related to reorganization costs of $2.9 million incurred in 2002.

Liquidity and Debt

        As of March 31, 2003, Huntsman LLC had borrowings of $105 million outstanding under its $275 million revolving credit facility in addition to $15 million in letters of credit issued, and the company had approximately $33 million of cash on its balance sheet. Huntsman LLC's total available liquidity was approximately $188 million. Capital expenditures for the first quarter of 2003 were approximately $13 million compared with $11 million in the first quarter of 2002.

        Huntsman LLC's debt balances as of March 31, 2003 were as follows (in millions):

Huntsman LLC and its restricted subsidiaries
• Senior secured credit facilities	$1,493
• Senior subordinated notes	59
• Senior unsecured notes	37
• Other debt	48

Total restricted subsidiary debt	1,637
Huntsman LLC's consolidated unrestricted subsidiaries
• Australian subsidiaries credit facilities	$80
• Huntsman Specialty Chemicals Corporation Subordinated Note	99

Total consolidated unrestricted subsidiary debt	179
Total Huntsman LLC debt	$1,816

        On April 25, 2003, Huntsman LLC amended certain financial covenants, including its leverage, interest coverage and fixed charge coverage covenants, through the end of 2004.

        Note: As discussed below, HMP Equity Holdings Corporation expects to complete a private offering of Senior Discount Notes under Rule 144A.

        HMP Equity Holdings Corporation ("HMP") owns 100% of Huntsman LLC and currently owns, indirectly, approximately 61% of the membership interests of Huntsman International. HMP, in the near future, expects to complete a private offering of senior discount notes, with warrants, under Rule 144A of the Securities Act of 1933. The proceeds from the HMP offering would be used by HMP to complete the purchase from Imperial Chemicals Industries PLC ("ICI") of 30% of the membership interests of Huntsman International and the senior subordinated reset discount notes due 2009 of Huntsman International that were originally issued to ICI. These transactions would be completed pursuant to agreements with ICI which are discussed in more detail in Huntsman International's 2002 10-K.

        The HMP securities will be offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 and may also be offered to non-U.S. persons in reliance on Regulation S under the Securities Act of 1933. At the time of the HMP offering, the HMP securities will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. This disclosure does not and will not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the HMP securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Huntsman International Holdings LLC and Huntsman International LLC Conference Call

        We will hold a conference call to discuss Huntsman International Holdings LLC and Huntsman International LLC first quarter financial results on Wednesday, April 30 at 10:00 a.m. EDT.

Call-in number for U.S. participants:	(800) 288-8975
Call in number for international participants:	(612) 332-0932

        The conference call will be replayed beginning Wednesday, April 30 at 5:00 PM EDT and ending Thursday, May 8 at 2:00 AM EDT.

Call-in numbers for the replay:	Within the U.S.:	(800) 475-6701
	International:	(320) 365-3844
Access code for replay:		683327

        Statements in this release that are not historical are forward-looking statements. These statements are based on our management's current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect our operations, markets, products, services, prices and other factors as discussed in our filings with the Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors. Accordingly, there can be no assurance that our expectations will be realized. We assume no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

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HUNTSMAN RELEASES FIRST QUARTER RESULTS
STRONG PERFORMANCE DESPITE VOLATILE ENERGY COSTS
Huntsman Companies Combined EBITDA(1)
Huntsman International Holdings LLC Operating Segments
Huntsman International Holdings LLC Three Months Ended March 31, 2003 Compared to Three Months Ended March 31, 2002
Huntsman LLC Operating Segments
Huntsman LLC Three Months Ended March 31, 2003 Compared to Three Months Ended March 31, 2002